Exhibit 10.14
TRANSACTION BONUS AGREEMENT
THIS TRANSACTION BONUS AGREEMENT (this “Agreement”) is made as of ________________ (the “Effective Date”), by and between BellRing Brands, Inc., a Delaware corporation (the “Company”) and __________________ (“Employee”). Each party hereto is individually referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the BellRing Brands, Inc. 2019 Long-Term Incentive Plan, as amended.
WHEREAS, in anticipation of the possibility of a Change in Control, the Company desires to provide a potential reward to Employee for Employee’s role in the successful completion of the Change in Control, subject to the limitations described herein; and
WHEREAS, the Company and Employee have each agreed to execute this Agreement to provide for the rights and obligations set forth herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Transaction Bonus.

(a)Upon and subject to the successful completion of the Change in Control, the Company agrees to pay, or cause to be paid to, Employee a cash transaction bonus in an amount equal to 100% of the Employee’s then-current base salary (the “Transaction Bonus”), subject to the terms and conditions set forth herein. The Transaction Bonus shall be paid in one lump-sum payment on or within 30 days following the closing date of the Change in Control (the “Payment Date”). Subject to Section 1(b) hereof, in order to receive the Transaction Bonus (or any portion thereof), Employee must continue active employment with the Company (or one of its affiliates) through the Payment Date, and Employee must not have previously tendered a notice of resignation prior to the Payment Date.

(b)If, prior to the Payment Date but following the date the Company has entered into an agreement the consummation of which would result in a Change in Control, Employee’s employment is terminated (x) by the Company or an affiliate without Cause, (y) due to Employee’s death or Disability, or (z) by Employee for Good Reason (each a “Qualified Termination”), then Employee shall be entitled to receive any then-unpaid portion of the Transaction Bonus on the Payment Date. If, prior to the Payment Date, (i) Employee tenders a notice of resignation without Good Reason or (ii) Employee’s employment terminates for any reason other than a Qualified Termination, then Employee shall immediately forfeit Employee’s right to receive the Transaction Bonus upon the date of such termination of employment.
2.Definitions. For purposes of this Agreement, the capitalized terms shall have the following meanings:

(a)“Cause” shall mean (i) in the case where there is no employment agreement, consulting agreement, severance and change in control agreement or similar agreement in effect between the Company or an affiliate and Employee at the time of the grant of this Agreement (or where there is such an agreement but it does not define Cause (or words of like import)), termination due to (x) Employee’s conviction of a crime, the circumstances of which involve fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of Employee’s duties; (y) Employee’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (z) Employee’s falsification of Company or affiliate records; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company and Employee at the time of the award of this Agreement that defines Cause (or words of like import), Cause as defined under such agreement. With respect to a termination of directorship, Cause means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

(b)“Good Reason” shall have the meaning set forth in any employment agreement, consulting agreement, severance and change in control agreement or similar agreement in effect between the Company and Employee at the time of the award of this Agreement that defines Good Reason (or words of like import).
3.Taxes. The Company and its affiliates may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company and its affiliates have not provided any tax advice to Employee in connection with this Agreement and Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments and benefits that may be made to Employee pursuant to this Agreement.

4.No Obligation to Proceed with Change in Control; No Agreement Absent Change in Control. Employee acknowledges and understands that the Company retains sole discretion to determine if and when to proceed with the Change in Control and the terms and conditions upon which any such Change in Control will be affected. Nothing contained herein shall obligate the Company, or any other person or entity, to pursue a Change in Control now or at any other time. In the event that the Change in Control is not consummated prior to the seventh (7th) anniversary of the date of the Effective Date, this Agreement shall be null and void (with no Transaction Bonus paid) without further action by either Party hereto.

5.Confidentiality. Employee agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement (including the existence or terms of any Change in Control) and will not reveal, or disseminate by publication in any manner whatsoever, this document or any matters pertaining to it to any other person (in the broadest sense of the term), including without limitation any past or present employee, officer, or director of the Company or its affiliates or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members, legal and financial planners or tax preparers. However, Employee shall ensure that such individuals also uphold the confidentiality of this Agreement and will be responsible for any breach of confidentiality by such individuals as if it is a breach of this Agreement by Employee.

6.No Right to Employment or Other Status; Non-Alienation. Nothing in this Agreement shall be construed as giving Employee the right to continued employment or any other relationship with the Company or any of its affiliates. The Transaction Bonus will not be funded, set aside, or otherwise segregated prior to payment and shall only be earned by Employee upon a good faith determination by the Company that all eligibility requirements have been successfully met. The obligation to pay the Transaction Bonus shall at all times be an unfunded and unsecured obligation of the Company.

7.Remedies. Employee understands and agrees that if Employee breaches any term of this Agreement, including, without limitation, any obligation under Section 5, Employee shall be subject, upon petition to any court of competent jurisdiction, to any remedy available to the Company at law or in equity, including disgorgement and recoupment of the Transaction Bonus and payment of all reasonable attorneys’ fees and costs incurred by the Company.

8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the Company’s or a related entity’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company, and Employee’s spouse, heirs, and personal and legal representatives.

9.Governing Law; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law rules. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

11.Entire Agreement. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions by and between Employee and the Company with respect to the subject matter hereof. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed in this Agreement.

12.Amendment. This Agreement may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board; provided, however, that no such amendment, termination or discontinuance shall, without Employee’s consent, adversely affect Employee that has undergone a Qualified Termination prior to the effective date of any such amendment, termination or discontinuance; provided further that following (i) the date the Company has entered into an agreement the consummation of which would result in a Change in Control (until such time as the Change in Control occurs or such agreement is terminated) or (ii) a Change in Control, this Agreement may not be amended, terminated or discontinued in whole or in part, at any time prior to the Payment Date without the written consent of Employee.

13.Section 409A. The intent of the Parties is that payments and benefits under this Agreement be exempt from or otherwise comply with Section 409A the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, death).  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

[Signature pages follow]

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated above:

                        BELLRING BRANDS, INC.

                        By:
                        Name:
Title:

EMPLOYEE